Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Inquiries:

Leonard Borow

President and Chief Operating Officer

(516) 694-6700

AEROFLEX RECEIVES REVISED ACQUISITION PROPOSAL FROM VERITAS CAPITAL; GENERAL ATLANTIC AND FRANCISCO PARTNERS MERGER AGREEMENT REMAINS IN PLACE

PLAINVIEW, NEW YORK, May 21, 2007 – Aeroflex Incorporated (Nasdaq: ARXX) announced today that it has received from Veritas Capital a revised non-binding proposal for the acquisition of Aeroflex in which Aeroflex's stockholders would receive $14.50 per share in cash and option holders would be cashed out at the excess of $14.50 and the option exercise price. The revised proposal is not subject to any further due diligence by Veritas but is subject to termination of Aeroflex's merger agreement with affiliates of General Atlantic and Francisco Partners and execution of a definitive merger agreement, which would include various conditions to consummation of the transaction, including approval by Aeroflex’s stockholders. Aeroflex said that there is no assurance that the proposal from Veritas Capital will result in a definitive agreement or a consummated transaction. This proposal modifies the original Veritas Capital proposal, under which Aeroflex's stockholders would have received $14.00 per share as a dividend and retained in the aggregate 21.2% of the fully diluted common equity in a significantly leveraged Aeroflex.

Aeroflex's Board of Directors plans to meet to consider the revised proposal from Veritas Capital in the near future. Aeroflex stressed that the merger agreement with affiliates of General Atlantic and Francisco Partners remains in effect. Until such time as Aeroflex's Board of Directors meets to consider the proposal from Veritas Capital and decides otherwise, Aeroflex’s Board of Directors has not changed its recommendation regarding the proposed merger with an affiliate of General Atlantic and Francisco Partners.

About Aeroflex

Aeroflex Incorporated (Nasdaq: ARXX) is a global provider of high technology solutions to the aerospace, defense, cellular and broadband communications markets. The Company’s diverse technologies allow it to design, develop, manufacture and market a broad range of test, measurement and microelectronic products. The Company’s common stock trades on the Nasdaq National Market System under the symbol ARXX and is included in the SAP Small Cap 600 index. Additional information concerning Aeroflex Incorporated can be found on the Company’s Web site: www.aeroflex.com.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in the Aeroflex’s filings with the SEC. Specifically, Aeroflex makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in Aeroflex’s SEC reports or periodic reports, the proposed transaction mentioned in this release could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Aeroflex and others related to the merger agreement; failure to obtain stockholder approval or any other failure to satisfy other conditions required to complete the merger, including required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the amount of the costs, fees, expenses and charges related to the merger and the execution of certain financings that will be obtained to consummate the merger; and the impact of the substantial indebtedness incurred to finance the consummation of the merger.

Additional Information and Where to Find It

Additional information is set forth in Aeroflex's definitive proxy statement, filed with the SEC on April 26, 2007 and furnished to Aeroflex's stockholders. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT DISTRIBUTED TO STOCKHOLDERS BECAUSE IT CONTAINS IMPORTANT INFORMATION. Aeroflex’s stockholders are able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Aeroflex’s stockholders are able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Aeroflex's stockholders are also able to obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to Corporate Secretary, Aeroflex Incorporated, 35 South Service Road, P.O. Box 6022, Plainview, New York 11803, telephone: (516) 694-6700, or from Aeroflex's website, http://www.aeroflex.com.